Exhibit 99.1

For Distribution at:

July 31, 2012

4:00 p.m. Eastern

Market Leader®Achieves Adjusted EBITDA Profit for the Quarter

Strong Momentum Continues with Tenth Consecutive Quarter of Revenue Growth

KIRKLAND, Wash. – July 31, 2012 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the second quarter ended June 30, 2012.

Strong Revenue Growth Drives Adjusted EBITDA Profit

Market Leader demonstrated continued financial progress during the second quarter:

•	Revenue increased 33% to $11.1 million from $8.3 million in the second quarter of 2011.

•	Revenue grew $0.9 million over last quarter, representing the tenth consecutive quarter of revenue growth and the second largest revenue increase in more than six years.

•	Net loss decreased to $2.1 million from $2.5 million in the first quarter of 2012.

•	Adjusted EBITDA profit of $0.3 million was an improvement of $0.7 million over the first quarter of 2012 on $0.9 million in incremental revenue.

•	Cash, cash equivalents and short-term investments increased by $0.6 million to $21.2 million at June 30.

“The second quarter marked a major milestone for Market Leader, as we achieved adjusted EBITDA profitability while once again demonstrating the significant operating leverage in our business,”said CEO Ian Morris. “We continue to be very bullish about the opportunity in front of us and are looking forward to continued strong revenue and adjusted EBITDA growth in the quarters ahead.”

Unique Access to One in Three Real Estate Professionals

$29 billion is spent each year on real estate marketing and technology, according to industry sources. Market Leader’s current offerings focus on the estimated $10 billion spent by residential real estate professionals to reach prospective home buyers and sellers, and to manage their businesses. More than 100,000 real estate professional customers now use Market Leader’s software, a number that has increased five-fold since the beginning of 2011 due in part to the company’s enterprise relationships.

Leading franchises are recognizing that Market Leader’s software-as-a-service (SaaS) platform can help them recruit and retain agents, while also making those agents more productive. By partnering with Market Leader to drive broad adoption of its platform, enterprise customers help foster success and performance improvements within their agent base. Market Leader expects to extend its success in the enterprise space with the two additional agreements with major franchises signed earlier this year. Initial revenue contributions from these important new relationships are expected by the end of 2012, and all of the company’s enterprise agreements are expected to serve as catalysts for continued top and bottom line growth in 2013 and beyond.

In addition to this franchise-driven growth, Market Leader’s ActiveRain community, the real estate industry’s largest social networking platform, has grown to more than 300,000 real estate professional members. This membership, combined with the company’s 100,000 software customers, gives Market Leader unmatched access to one out of every three real estate professionals in North America. This broad access is a unique competitive advantage for Market Leader, and creates a low cost distribution channel for the company’s premium services.

Accelerating Growth with New Premium Services

Market Leader is leveraging its distribution to gain significant traction with two of its premium services. During the second quarter, the company significantly broadened its unparalleled software platform by providing customers with an integrated consumer marketing system that includes more than 4,000 online and offline marketing campaigns. The seamless integration of this best-in-class application with the company’s SaaS platform adds substantial new value for customers while enhancing their productivity. As a result, Market Leader expects this major upgrade to help drive both new sales and improved customer loyalty in upcoming quarters.

During the second quarter, Market Leader also demonstrated significant traction with RealEstate.com, the company’s newest premium service. Market Leader has integrated RealEstate.com with its software platform and is now providing its customers with the opportunity to leverage RealEstate.com to drive new business and differentiate themselves in their local markets. The early success of RealEstate.com is a testament to the value it is delivering to customers. With premium services like RealEstate.com, Market Leader is leveraging its strong relationships with real estate professionals to increase its share of the $10 billion they spend on marketing and technology each year.

Business Outlook

The company’s strong second quarter results coupled with the success of its growth initiatives reinforce previously stated expectations that Market Leader will continue to report strong revenue growth in the quarters ahead. Additionally, the company reiterated its expectation of Adjusted EBITDA profit for the year, and anticipates further improvements in Adjusted EBITDA margins as the company continues to drive revenue growth.

Conference Call

The company will host a conference call and live Webcast to discuss second quarter results on Tuesday, July 31, 2012 at 4:30 p.m. Eastern time. To listen to the live conference call, please dial (719) 457-2662. A live Webcast of the call will be available from the Investor Relations section of the company’s Web site at www.investor.marketleader.com. An audio replay of the call will also be available to investors beginning on July 31 at 7:30 p.m. Eastern time and ending on August 4 at 7:30 p.m. Eastern time by dialing (719) 457-0820 and entering the passcode 3480270#.

About Market Leader, Inc.

Market Leader, founded in 1999, provides innovative online technology and marketing solutions for real estate professionals across the United States and Canada. The company serves more than 100,000 real estate agents, brokerages and franchisors, offering complete end-to-end solutions that enable them to grow and manage their businesses. Market Leader’s subscription-based real estate marketing software — including websites, contact management, a marketing center, and lead generation services — helps customers generate a steady stream of prospects, plus provides the systems and training they need to convert those prospects into clients. In addition, the company’s national consumer real estate sites, including www.RealEstate.com, give its customers access to millions of future home buyers and sellers, while providing consumers with free access to the information they seek.

For more information on Market Leader visit www.MarketLeader.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to continue to grow revenues, to respond to competitive threats and real estate market conditions, to develop new products, and to develop new revenue sources from its RealEstate.com assets. Please refer to the company’s most recent Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Our use of the term “Adjusted EBITDA” refers to a financial measure defined as earnings or loss before net interest, income taxes, depreciation, amortization, net loss attributable to non-controlling interest, and stock-based compensation. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. Following is the reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net loss available to shareholders	$(2,146)	$(2,522)	$(2,846)
Adjustments:
Stock-based compensation	802	633	387
Depreciation and amortization of property and equipment	768	644	646
Amortization of intangible assets	836	823	262
Other expense (income)	—	19	(15)
Net loss attributable to noncontrolling interest	—	—	(150)

Adjusted EBITDA	$260	$(403)	$(1,716)

Market Leader, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$11,074	$8,320	$21,260	$15,562
Expenses:
Sales and marketing (1)	6,999	6,710	14,027	14,143
Technology and product development (1)	2,762	1,890	5,101	3,730
General and administrative (1)	1,855	1,823	3,710	3,426
Depreciation and amortization of property and equipment	768	646	1,412	1,257
Amortization of intangible assets	836	262	1,659	524

Total expenses	13,220	11,331	25,909	23,080

Loss from operations	(2,146)	(3,011)	(4,649)	(7,518)
Interest income, net	8	18	17	43

Loss before income tax expense	(2,138)	(2,993)	(4,632)	(7,475)
Income tax expense	8	3	36	6

Net loss before noncontrolling interest	(2,146)	(2,996)	(4,668)	(7,481)
Net loss attributable to noncontrolling interest	—	(150)	—	(290)

Net loss available to Market Leader	$(2,146)	$(2,846)	$(4,668)	$(7,191)

Net loss per share - basic and diluted	$(0.08)	$(0.11)	$(0.18)	$(0.29)

Number of shares used in per share calculations	25,741	25,133	25,592	25,117

(1) Stock-based compensation is included in the expense line items above in the following amounts:
	2012	2011	2012	2011
Sales and marketing	$440	$166	$795	$326
Technology and product development	67	45	117	88
General and administrative	295	176	523	336

	$802	$387	$1,435	$750

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$14,234	$7,958
Short-term investments	6,993	15,141
Accounts receivable, net of allowance of $60 and $36, respectively	659	729
Prepaid expenses and other current assets	1,402	1,733

Total current assets	23,288	25,561
Property and equipment, net of accumulated depreciation of $18,752 and $19,187, respectively	4,955	4,507
Intangible assets, net of accumulated amortization of $11,645 and $9,988, respectively	9,216	10,762
Goodwill	1,861	1,861

Total assets	$39,320	$42,691

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$610	$1,120
Accrued compensation and benefits	2,953	2,599
Accrued expenses and other current liabilities	1,610	2,224
Deferred rent, current portion	230	230
Deferred revenue	1,196	1,056

Total current liabilities	6,599	7,229
Deferred rent, less current portion	95	249
Other noncurrent liabilities	459	95

Total liabilities	7,153	7,573
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,930,748 and 25,397,448 shares at June 30, 2012 and December 31, 2011, respectively	75,790	74,073
Accumulated deficit	(43,623)	(38,955)

Total shareholders’ equity	32,167	35,118

Total liabilities and shareholders’ equity	$39,320	$42,691

Market Leader, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,668)	$(7,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,412	1,257
Amortization of intangible assets	1,659	524
Stock-based compensation	1,435	750
Changes in certain assets and liabilities, net of assets acquired and liabilities assumed
Accounts receivable, net of allowance	70	(705)
Prepaid expenses and other current assets	258	13
Accounts payable	(216)	(397)
Accrued compensation and benefits	354	300
Accrued expenses and other current liabilities	(605)	65
Deferred rent	(154)	(107)
Deferred revenue	140	119

Net cash used in operating activities	(315)	(5,662)

Cash flows from investing activities:
Purchases of short-term investments	(6,991)	(20,329)
Sales of short-term investments	14,958	19,397
Purchases of property and equipment	(1,949)	(1,061)
Cash paid for acquisition of KWKLY	0	(750)

Net cash provided by (used in) investing activities	6,018	(2,743)

Cash flows from financing activities:
Value of equity awards withheld for tax liability and award exercises	(262)	(37)
Proceeds from exercises of stock options	835	14

Net cash provided by (used in) financing activities	573	(23)

Net increase (decrease) in cash and cash equivalents	6,276	(8,428)
Cash and cash equivalents at beginning of period	7,958	16,687

Cash and cash equivalents at end of period	$14,234	$8,259

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Investor Relations Firm:

PondelWilkinson Inc.

Roger Pondel/Laurie Berman

310.279.5980

pwinvestor@pondel.com

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader, Inc.

877.291.0006

matt@heinzmarketing.com